EXHIBIT 21.1

Sibling Group Holdings, Inc.

Subsidiaries of the Registrant

Item	Name	Place of Formation

1.	BLSCH Acquisition, LLC	Georgia
2.	Urban Planet Media & Entertainment Corp. Delaware	Delaware